Exhibit 10.3

Employment Agreement between BankGreenville Financial Corporation and Paula S. King dated November 10, 2008.

Exhibit 10.3

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (this “Agreement”) dated as of November 10, 2008, is made by and between BankGreenville Financial Corporation, a South Carolina corporation (the “Employer” or “Company”), which is the holding company for BankGreenville, a South Carolina state bank (the “Bank”), and Paula S. King, an individual resident of South Carolina (the “Executive”).

        The Employer presently employs the Executive as its Executive Vice President and Chief Financial Officer of the Bank and the Company. The Bank is a party to this Agreement, and all references to the term “Employer” as used herein shall refer to the Company and the Bank.

        The Employer recognizes that the Executive’s contribution to the growth and success of the Bank is substantial. The Employer desires to provide for the continued employment of the Executive and to reinforce and encourage the dedication of the Executive to the Employer and promote the best interests of the Employer’s shareholders. The Executive is willing to serve the Employer on the terms and conditions herein provided. Certain terms used in this Agreement are defined in Section 17 hereof.

        In consideration of the foregoing, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

        1.     Employment.

              (a)     The Employer shall continue to employ the Executive, and the Executive shall continue to serve the Employer, as Executive Vice President and Chief Financial Officer of the Bank and as Executive Vice President and Chief Financial Officer of the Company upon the terms and conditions set forth herein. The Executive shall have such authority and responsibilities consistent with her position as are set forth in the Company’s or the Bank’s Bylaws or assigned by the Company’s or the Bank’s Board of Directors (collectively, the “Board”) from time to time. The Executive shall devote her full business time, attention, skill and efforts to the performance of her duties hereunder, except during periods of illness or periods of vacation and leaves of absence consistent with Bank policy. The Executive may devote reasonable periods to service as a director or advisor to other organizations, to charitable and community activities, and to managing her personal investments, provided that such activities do not materially interfere with the performance of her duties hereunder and are not in conflict or competitive with, or adverse to, the interests of the Company or the Bank. Any association with financial-related entities or organizations must have prior approval from the Board of Directors.

              (b)     The Executive is currently serving as a director of each of the Company and the Bank. The Company shall nominate the Executive for election as a director at such times as necessary so that the Executive will, if elected by shareholders, remain a director of the Company throughout the term of this Agreement. The Executive hereby consents to serving as a director and to being named as a director of the Company in documents filed with the Securities and Exchange Commission. The Board of Directors shall undertake every lawful effort to ensure that the Executive continues throughout the term of employment to be elected or reelected as a director of the Company and of the Bank.

        2.     Term. Unless earlier terminated as provided herein, the Executive’s employment under this Agreement shall commence on the date hereof and be for a term of one year (“Initial Term”) and shall be extended for additional terms of one year each (“Additional Term”) unless a Notice of Termination shall be delivered by Employer to Executive not less than six months prior to the end of the Initial Term or six months prior to the end of any Additional Term, if applicable. Notwithstanding the foregoing, the Term of employment hereunder will end on the date that the Executive attains the retirement age, if any, specified in the Bylaws of the Bank for directors of the Bank.

        3.     Compensation and Benefits.

              (a)     As of January 1, 2008 the Employer shall pay the Executive an annual base salary of $136,000, which shall be paid in accordance with the Bank’s standard payroll procedures. The Board (or an appropriate committee of the Board) shall review the Executive’s performance and salary at least annually and may increase, but not decrease, the Executive’s base salary if it determines in its sole discretion that an increase is appropriate.

              (b)     The Executive shall be eligible each year to receive a cash bonus equaling up to 45% of her annual salary if the Bank achieves certain performance levels established each year by the Board and based on the previous year’s financial performance. Any bonus payment made pursuant to this Section 3(b) shall be made the earlier of (i) seventy days after the previous year end for which the bonus was earned by the Executive and became a payable of the Bank or (ii) the first pay period following the Employer’s press release announcing its previous year’s financial performance.

              (c)     The Executive shall participate in the Employer’s long-term equity incentive program and be eligible for the grant of stock options, restricted stock, and other awards thereunder or under any similar plan adopted by the Employer. Any options or similar awards shall be issued to the Executive at an exercise price equal to the stock’s current fair market value as on the date of grant, and the number of shares subject to such grant shall be fixed on the date of grant.

              (d)     The Executive shall participate in all retirement, welfare and other benefit plans or programs of the Employer now or hereafter applicable generally to employees of the Employer or to a class of employees that includes senior executives of the Employer. The Employer shall pay 100% of the Executive’s premiums for such plans or programs and shall pay dependent premiums in accordance with the plans and programs offered to employees of the Employer. The Executive shall also be paid directors’ fees in the same amount as outside directors at such time that the Employer begins paying directors’ fees. The Employer shall pay such premiums and fees in accordance with the Bank’s standard payroll procedures.

              (e)     The Employer shall obtain key man insurance on the Executive with a term life insurance policy providing for death benefits totaling $500,000 payable to the Employer, and the Executive shall cooperate with the Employer in the securing and maintenance of such policy. The Employer shall require and pay the cost of an annual physical for the Executive.

              (f)     The Employer shall pay an automobile allowance of $500 per month to the Executive in accordance with the Bank’s standard payroll procedures.

              (g)     The Employer shall pay the Executive’s annual dues related to her CPA designation. In addition, the Employer shall reimburse the Executive for all reasonable costs associated with her annual forty hours of continuing professional education requirements necessary to maintain her CPA designation.

              (h)     The Employer shall reimburse the Executive for reasonable travel and other expenses, including cell phone expenses, related to the Executive’s duties, which are incurred and accounted for in accordance with the normal practices of the Employer. The Employer shall reimburse the Executive for such expenses within 60 days of Executive’s incurring such expense.

              (i)     The Employer shall provide the Executive with four weeks’ paid vacation per year, which shall be taken in accordance with any banking rules or regulations governing vacation leave. Any payments made by the Employer to the Executive as compensation for paid vacation leave shall be paid in accordance with the Employer’s standard payroll procedures.

        4.     Termination.

              (a)     The Executive’s employment under this Agreement may be terminated prior to the end of the Term only as provided in this Section 4.

              (b)     The Agreement will be terminated upon the death of the Executive. In this event, the Employer shall pay Executive’s estate any sums due her as base salary and/or reimbursement of expenses through the end of the month during which death occurred, in accordance with the Employer’s standard payroll procedures. The Employer shall pay Executive’s estate any bonus earned in a previous year which was not yet paid pursuant to the terms set forth in Section 3(b). In addition, the Employer shall pay the Executive’s estate a bonus (for services rendered in the year of the Executive’s death) equal to a pro rata portion of the Executive’s previous year’s bonus based on the number of days the Executive was employed during the year of her death. This bonus will be paid within 60 days of the date of the Executive’s death.

              (c)     The Employer may terminate the Executive’s employment, and thus this Agreement, upon the Disability of the Executive for a period of 180 days. During the period of any Disability leading up to the termination of the Executive’s employment under this provision, the Employer shall continue to pay the Executive her full base salary at the rate then in effect and all perquisites and other benefits (other than any bonus) in accordance with the Employer’s standard payroll procedures until the Executive becomes eligible for benefits under any long-term disability plan or insurance program maintained by the Employer, provided that the amount of any such payments to the Executive shall be reduced by the sum of the amounts, if any, payable to the Executive for the same period under any other disability benefit or pension plan covering the Executive. Any bonus for a previous year which was not yet paid will be paid pursuant to the terms as set forth in Section 3(b). In addition, the Employer shall pay the Executive’s estate a bonus (for services rendered in the year of the Executive’s Disability) equal to a pro rata portion of the Executive’s previous year’s bonus based on the number of days the Executive worked during the year of her Disability. This bonus will be paid within 60 days of the date on which the Executive’s employment is terminated due to Disability. Nothing herein shall prohibit the Employer from hiring an acting chief financial officer prior to the expiration of this 180-day period.

              (d)     The Employer may terminate the Executive’s employment, and thus this Agreement, for Cause upon delivery of a Notice of Termination to the Executive. If the Executive’s employment is terminated for Cause under this provision, the Executive shall receive only any sums due her as base salary and/or reimbursement of expenses through the date of termination, which shall be paid in accordance with the Employer’s standard payroll procedures.

              (e)     The Employer may terminate the Executive's employment, and thus this Agreement, without Cause upon delivery of a Notice of Termination to the Executive. If the Executive's employment is terminated without Cause under this provision, beginning on the first day of the month following the Executive's termination, and continuing on the first day of the month for the next 24 months, the Employer shall pay to the Executive severance compensation in an amount equal to 100% of her then current monthly base salary. Any bonus for a previous year which was not yet paid will be paid pursuant to the terms as set forth in Section 3(b). In addition, the Employer shall pay the Executive a bonus (for services rendered in the year of the Executive's termination) equal to a pro rata portion of the Executive's previous year's bonus based on the number of days the Executive was employed during the year of her termination. This bonus will be paid within 60 days of the date of the Executive's termination of employment. If when Executive's employment terminates she is a specified employee within the meaning of Section 409A of the Internal Revenue Code, and if the benefits under this Section 4(e) would be considered deferred compensation under Section 409A, and finally if an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) is not available, the following benefits under this Section 4(e) shall be paid to the Executive as follows: severance compensation in an amount equal to 7 times her then current monthly base salary, any bonus for previous years which was not yet paid, and any bonus that is earned in the year of the Executive's termination will be paid in a single lump sum on the date that is six months and one day following date of Executive's termination; thereafter on the first day of the month for the next 17 months, the Employer shall pay to the Executive severance compensation in an amount equal to 100% of her then current monthly base salary.

              (f)     The Executive may terminate her employment, and thus this Agreement, at any time by delivering a Notice of Termination at least 90 days prior to such termination, and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement. If the Executive terminates her employment under this provision, the Executive shall receive any sums due her as base salary and/or reimbursement of expenses through the date of such termination, which shall be paid in accordance with the Employer’s standard payroll procedures.

              (g)     Upon the occurrence of a Change in Control, and regardless of whether the Executive remains employed by the Employer or its successor following a Change in Control, the Executive shall be entitled to the following:

(i)

within fifteen days, the Employer shall pay the Executive cash compensation in an amount equal to her then current monthly base salary multiplied by 36, plus any bonus earned through the date of Change in Control (equal to a pro rata portion of the Executive’s previous year’s bonus based on the number of days the Executive was employed during the year of the Change in Control) and any bonus awarded for a previous year but which was not yet paid, subject to the provisions of Sections 4(j) and (k) below;

(ii)

beginning upon the date of Change in Control, for a period of three years the Employer shall at its expense continue on behalf of the Executive and her dependents and beneficiaries the life insurance, disability, medical, dental, and hospitalization benefits provided (x) to the Executive at any time during the 90-day period prior to the Change in Control or at any time thereafter or (y) to other similarly situated executives who continue in the employ of the Employer. Such coverage and benefits (including deductibles and costs) shall be no less favorable to the Executive and her dependents and beneficiaries than the most favorable of such coverages and benefits referred to above. The Employer’s obligation hereunder with respect to the foregoing benefits shall be limited to the extent that the Executive obtains any such benefits pursuant to a subsequent employer’s benefit plans, in which case the Employer may reduce the coverage of any benefits it is required to provide the Executive hereunder as long as the aggregate coverages and benefits of the combined benefit plans is no less favorable to the Executive than the coverages and benefits required to be provided hereunder. This subsection (ii) shall not be interpreted so as to limit any benefits to which the Executive or her dependents or beneficiaries may be entitled under any of the Employer’s employee benefit plans, programs, or practices following the Executive’s termination of employment, including, without limitation, retiree medical and life insurance benefits; and

(iii)

the restrictions on any outstanding incentive awards (including restricted stock) granted to the Executive under the Company’s or the Bank’s long-term equity incentive program or any other incentive plan or arrangement shall lapse and such awards shall become 100% vested, all stock options and stock appreciation rights granted to the Executive shall become immediately exercisable and shall become 100% vested, all performance units granted to the Executive shall become 100% vested, and the restrictive covenants contained in Section 9 shall not apply to the Executive.

              (h)     With the exceptions of the provisions of this Section 4, and the express terms of any benefit plan under which the Executive is a participant, it is agreed that, upon termination of the Executive’s employment, the Employer shall have no obligation to the Executive for, and the Executive waives and relinquishes, any further compensation or benefits (exclusive of COBRA benefits). Unless otherwise stated in this Section 4, the effect of termination on any outstanding incentive awards, stock options, stock appreciation rights, performance units, or other incentives shall be governed by the terms of the applicable benefit or incentive plan and/or the agreements governing such incentives. At the time of termination of employment, and as a condition to the Employer’s obligation to pay any severance hereunder, the Employer and the Executive shall enter into a mutually satisfactory form of release acknowledging such remaining obligations and discharging both parties, as well as the Employer’s officers, directors and employees with respect to their actions for or on behalf of the Employer, from any other claims or obligations arising out of or in connection with the Executive’s employment by the Employer, including the circumstances of such termination.

              (i)     In the event that the Executive’s employment is terminated for any reason, as a condition to the Employer’s obligation to pay any severance hereunder, if the Executive is currently serving as a director of the Company and/or the Bank, the Executive shall resign from such position effective as of the date of termination.

              (j)     The parties intend that the severance payments and other compensation provided for herein are reasonable compensation for the Executive’s services to the Employer and shall not constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986 and any regulations thereunder. In the event that the Employer’s independent accountants acting as auditors for the Employer on the date of a Change in Control determine that the payments provided for herein constitute “excess parachute payments,” then the compensation payable hereunder shall be reduced to an amount the value of which is $1.00 less than the maximum amount that could be paid to the Executive without the compensation being treated as “excess parachute payments” under Section 280G. The allocations of the reduction required hereby among the termination benefits payable to the Executive shall be determined by the Executive. In the event that the Bank becomes in troubled condition, any severance payment will be in conformance with federal and state regulating guidelines.

              (k)     Notwithstanding any other provision in this Agreement, if the Executive is determined by the Board, as of the date of termination of employment with the Bank, to be a “specified employee,” as such term is defined in Treasury Regulation § 1.409A-1(i), then all severance payments and other payment, except for other payments of base salary at the normal payroll schedule, reimbursement of expenses, and other than as a result of death, that would normally be paid within six months and one day from the date of termination of employment shall be paid on the first day of the seventh month following termination of employment.

        5.     Ownership of Work Product. The Employer shall own all Work Product arising during the course of the Executive’s employment (prior, present or future). For purposes hereof, “Work Product” shall mean all intellectual property rights, including all Trade Secrets, U.S. and international copyrights, patentable inventions, and other intellectual property rights in any programming, documentation, technology or other work product that relates to the Employer, its business or its customers and that the Executive conceives, develops, or delivers to the Employer at any time during her employment, during or outside normal working hours, in or away from the facilities of the Employer, and whether or not requested by the Employer. If the Work Product contains any materials, programming or intellectual property rights that the Executive conceived or developed prior to, and independent of, the Executive’s work for the Employer, the Executive agrees to point out the pre-existing items to the Employer and the Executive grants the Employer a worldwide, unrestricted, royalty-free right, including the right to sublicense such items. The Executive agrees to take such actions and execute such further acknowledgments and assignments as the Employer may reasonably request to give effect to this provision.

        6.     Protection of Trade Secrets. The Executive agrees to maintain in strict confidence and, except as necessary to perform her duties for the Employer, the Executive agrees not to use or disclose any Trade Secrets of the Employer during or after her employment. “Trade Secret” means information, including a formula, pattern, compilation, program, device, method, technique, process, drawing, cost data or customer list, that: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

        7.     Protection of Other Confidential Information. In addition, the Executive agrees to maintain in strict confidence and, except as necessary to perform her duties for the Employer, not to use or disclose any Confidential Business Information of the Employer during her employment and for a period of 24 months following termination of the Executive’s employment. “Confidential Business Information” shall mean any internal, non-public information (other than Trade Secrets already addressed above) concerning the Employer’s financial position and results of operations (including revenues, assets, net income, etc.); annual and long-range business plans; product or service plans; marketing plans and methods; training, educational and administrative manuals; customer and supplier information and purchase histories; and employee lists. The provisions of

Sections 6 and 7 shall also apply to protect Trade Secrets and Confidential Business Information of third parties provided to the Employer under an obligation of secrecy.

        8.     Return of Materials. The Executive shall surrender to the Employer, promptly upon its request and in any event upon termination of the Executive’s employment, all media, documents, notebooks, computer programs, handbooks, data files, models, samples, price lists, drawings, customer lists, prospect data, or other material of any nature whatsoever (in tangible or electronic form) in the Executive’s possession or control, including all copies thereof, relating to the Employer, its business, or its customers. Upon the request of the Employer, the Executive shall certify in writing compliance with the foregoing requirement.

        9.     Restrictive Covenants.

              (a)     No Solicitation of Customers. During the Executive’s employment with the Employer and for a period of 24 months thereafter, the Executive shall not (except on behalf of or with the prior written consent of the Employer), either directly or indirectly, on the Executive’s own behalf or in the service or on behalf of others, (A) solicit, divert, or appropriate to or for a Competing Business, or (B) attempt to solicit, divert, or appropriate to or for a Competing Business, any person or entity that is or was a customer of the Employer or any of its Affiliates at any time during the 12 months prior to the date of termination.

              (b)     No Recruitment of Personnel. During the Executive’s employment with the Employer and for a period of 24 months thereafter, the Executive shall not, either directly or indirectly, on the Executive’s own behalf or in the service or on behalf of others, (A) solicit, divert, or hire away, or (B) attempt to solicit, divert, or hire away, to any Competing Business located in the Territory, any employee of or consultant to the Employer or any of its Affiliates, regardless of whether the employee or consultant is full-time or temporary, the employment or engagement is pursuant to written agreement, or the employment is for a determined period or is at will.

              (c)     Non-Competition Agreement. During the Executive’s employment with the Employer and for a period of 24 months thereafter, the Executive shall not (without the prior written consent of the Employer) compete with the Employer or any of its Affiliates by, directly or indirectly, forming, serving as an organizer, director or officer of, or consultant to, or acquiring or maintaining more than a 1% passive investment in, a depository financial institution or holding company therefore if such depository institution or holding company has one or more offices or branches located in the Territory. Notwithstanding the foregoing, the Executive may serve as an officer of or consultant to a depository institution or holding company therefore even though such institution operates one or more offices or branches in the Territory, if the Executive’s employment does not directly involve, in whole or in part, the depository financial institution’s or holding company’s operations in the Territory.

        10.   Independent Provisions. The provisions in each of the above Sections 9(a), 9(b), and 9(c) are independent, and the unenforceability of any one provision shall not affect the enforceability of any other provision.

        11.   Successors; Binding Agreement. The rights and obligations of this Agreement shall bind and inure to the benefit of the surviving corporation in any merger or consolidation in which the Employer is a party, or any assignee of all or substantially all of the Employer’s business and properties. The Executive’s rights and obligations under this Agreement may not be assigned by her, except that her right to receive earned but unpaid compensation, unreimbursed expenses and other rights, if any, provided under this Agreement which survive termination of this Agreement shall pass after death to the personal representatives of her estate.

        12.   Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other; provided, however, that all notices to the Employer shall be directed to the attention of the Employer with a copy to the Secretary of the Employer. All notices and communications shall be deemed to have been received on the date of delivery thereof.

        13.   Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of South Carolina without giving effect to the conflict of laws principles thereof. Any action brought by any party to this Agreement shall be brought and maintained in a court of competent jurisdiction in State of South Carolina.

        14.   Non-Waiver. Failure of the Employer to enforce any of the provisions of this Agreement or any rights with respect thereto shall in no way be considered to be a waiver of such provisions or rights, or in any way affect the validity of this Agreement.

        15.   Enforcement. The Executive agrees that in the event of any breach or threatened breach by the Executive of any covenant contained in Section 9(a), 9(b), or 9(c) hereof, the resulting injuries to the Employer would be difficult or impossible to estimate accurately, even though irreparable injury or damages would certainly result. Accordingly, an award of legal damages, if without other relief, would be inadequate to protect the Employer. The Executive, therefore, agrees that in the event of any such breach, the Employer shall be entitled to obtain from a court of competent jurisdiction an injunction to restrain the breach or anticipated breach of any such covenant, and to obtain any other available legal, equitable, statutory, or contractual relief. Should the Employer have cause to seek such relief, no bond shall be required from the Employer, and the Executive shall pay all attorney’s fees and court costs which the Employer may incur to the extent the Employer prevails in its enforcement action.

        16.   Saving Clause. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision or clause of this Agreement, or portion thereof, shall be held by any court or other tribunal of competent jurisdiction to be illegal, void, or unenforceable in such jurisdiction, the remainder of such provision shall not be thereby affected and shall be given full effect, without regard to the invalid portion. It is the intention of the parties that, if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void, or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall reduce the duration, area, or matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced. The Executive and the Employer hereby agree that they will negotiate in good faith to amend this Agreement from time to time to modify the terms of Sections 9(a), 9(b), and 9(c), the definition of the term “Territory,” and the definition of the term “Business,” to reflect changes in the Employer’s business and affairs so that the scope of the limitations placed on the Executive’s activities by Section 9 accomplishes the parties’ intent in relation to the then current facts and circumstances. Any such amendment shall be effective only when completed in writing and signed by the Executive and the Employer.

        17.   Certain Definitions.

              (a)        “Affiliate” shall mean any business entity controlled by, controlling or under common control with the Employer.

              (b)        “Business” shall mean the operation of a depository financial institution, including, without limitation, the solicitation and acceptance of deposits of money and commercial paper, the solicitation and funding of loans and the provision of other banking services, and any other related business engaged in by the Employer or any of its Affiliates as of the date of termination.

              (c)        “Cause” shall consist of any of (A) the commission by the Executive of a willful act (including, without limitation, a dishonest or fraudulent act) or a grossly negligent act, or the willful or grossly negligent omission to act by the Executive, which is intended to cause, causes or is reasonably likely to cause material harm to the Employer (including harm to its business reputation), (B) the indictment of the Executive for the commission or perpetration by the Executive of any felony or any crime involving dishonesty, moral turpitude or fraud, (C) the material breach by the Executive of this Agreement that, if susceptible of cure, remains uncured ten days following written notice to the Executive of such breach, (D) the receipt of any form of notice, written or otherwise, that any regulatory agency having jurisdiction over the Employer intends to institute any form of formal or informal (e.g., a memorandum of understanding which relates to the Executive’s performance) regulatory action against the Executive or the Employer (provided that the Board of Directors determines in good faith, with the Executive abstaining from participating in the consideration of and vote on the matter, that the subject matter of such action involves acts or omissions by or under the supervision of the Executive or that termination of the Executive would materially advance the Employer’s compliance with the purpose of the action or would materially assist the Employer in avoiding or reducing the restrictions or adverse effects to the Employer related to the regulatory action); (E) the exhibition by the Executive of a standard of behavior within the scope of her employment that is materially disruptive to the orderly conduct of the Employer’s business operations (including, without limitation, substance abuse or sexual misconduct) to a level which, in the Board of Directors’ good faith and reasonable judgment, with the Executive abstaining from participating in the consideration of and vote on the matter, is materially detrimental to the Employer’s best interest, that, if susceptible of cure remains uncured ten days following written notice to the Executive of such specific inappropriate behavior; or (F) the failure of the Executive to devote her full business time and attention to her employment as provided under this Agreement that, if susceptible of cure, remains uncured 30 days following written notice to the Executive of such failure. In order for the Board of Directors to make a determination that termination shall be for Cause, the Board must provide the Executive with an opportunity to meet with the Board in person.

              (d)        “Change in Control” shall mean as defined by Treasury Regulation § 1.409A-3(i)(5).

              (e)        “Competing Business” shall mean any business that, in whole or in part, is the same or substantially the same as the Business.

              (f)        “Disability” or “Disabled” shall mean as defined by Treasury Regulation § 1.409A-3(i)(4).

              (g)        “Standard payroll procedures” shall mean payment no less frequently than monthly.

              (h)        “Terminate,” “terminated,” “termination,” or “termination of employment,” shall mean separation from service as defined by Treasury Regulation § 1.409A-1(h).

              (i)        “Territory” shall mean a radius of 25 miles from (i) the main office of the Employer or (ii) any branch office of the Employer.

              (j)        “Notice of Termination” shall mean a written notice of termination from the Employer or the Executive which specifies an effective date of termination, indicates the specific termination provision in this Agreement relied upon, and, in the case of a termination for Cause, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment for Cause.

        18.   Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

        19.   Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

        20.   Compliance with Capital Purchase Program. Notwithstanding anything to the contrary herein, any payments to the Executive shall be limited to the extent required under the United States Treasury Capital Purchase Program and related regulations in the event that the Company participates in such Program. The Executive agrees to such amendments, agreements, or waivers that are required by the United States Treasury or requested by the Company to comply with the terms of such program.

        IN WITNESS WHEREOF, the Employer has caused this Agreement to be executed and its seal to be affixed hereunto by its officers thereunto duly authorized, and the Executive has signed and sealed this Agreement, effective as of the date first above written.

BankGreenville Financial Corporation

ATTEST:

By:	By: /s/ Arthur L. Howson, Jr.
Name:	Name: Arthur L. Howson, Jr.
Title: Chairman of the Board

EXECUTIVE

/s/ Paula S. King
Paula S. King